 COLE CREDIT PROPERTY TRUST III, INC.
SUPPLEMENT NO. 4 DATED MAY 28, 2010
TO THE PROSPECTUS DATED APRIL 30, 2010

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated April 30, 2010, Supplement No. 1, dated April 30, 2010, Supplement No. 2 dated May 6, 2010 and Supplement No. 3 dated May 14, 2010. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe an update to the executive officers and directors.

Update to the Executive Officers and Directors

On May 25, 2010, Marc T. Nemer was elected to serve as a director.  The following information supplements, and should be read in conjunction with, the section captioned “Executive Officers and Directors” beginning on page 57 of the prospectus, and all similar disclosure appearing throughout the prospectus:

Marc T. Nemer has served as president of Cole Holdings Corporation (d/b/a Cole Real Estate Investments), the parent company of our advisor and affiliates, since April 2010.  He has served as president, secretary and treasurer of Cole Capital Corporation since January 2008. He has served as president of CR III Advisors since April 2010, and previously served as executive vice president and managing director of capital markets from September 2008 until April 2010, and as executive vice president, securities and regulatory affairs from its formation in January 2008 until September 2008.

Mr. Nemer has been a member of CCPT's board of directors since May 2010.  Mr. Nemer has served as president of CCPT Advisors and CCPT II Advisors since April 2010, and previously served as executive vice president and managing director of capital markets of each from March 2008 until April 2010, and as executive vice president, securities and regulatory affairs from October 2007 until March 2008.  He has served as president of Cole O/I Advisors since its formation in April 2010.

Mr. Nemer has served as executive vice president and managing director of capital markets of Cole Realty Advisors since March 2008, and previously as executive vice president, securities and regulatory affairs from October 2007 until March 2008, and as vice president, legal services and compliance from March 2007 until October 2007.  Mr. Nemer has served as president of Cole Capital Partners and Cole Capital Advisors since April 2010, and previously served as executive vice president and managing director of capital markets of each from March 2008 until April 2010, as executive vice president, securities and regulatory affairs of each from October 2007 until March 2008, and as vice president, legal services and compliance from March 2007 until October 2007.

Prior to joining Cole, Mr. Nemer was an attorney with the international law firm Latham & Watkins LLP, where he specialized in securities offerings (public and private), corporate governance, and mergers and acquisitions from July 2000 until February 2006. Prior to that, Mr. Nemer worked at the international law firm Skadden, Arps, Slate, Meagher & Flom LLP, where he worked as an attorney in a similar capacity from August 1998 until July 2000. Mr. Nemer earned a J.D. from Harvard Law School in 1998 and a B.A. from the University of Michigan in 1995.